                                                             EXHIBIT 23-1


                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
National Semiconductor Corporation:

We consent to the use of our reports incorporated by reference herein, which reports are included in or incorporated by reference in the May 26, 1996 National Semiconductor Corporation annual report on Form 10-K, and to the reference to our firm under the heading "Experts" in the prospectus. Our report covering the Company's May 26, 1996 consolidated financial statements refers to a change in the method of accounting for depreciation in 1996 and a change in accounting for certain costs in inventory in 1994.

                                                KPMG Peat Marwick LLP

San Jose, California
August 9, 1996